ALLBRITTON COMMUNICATIONS COMPANY
                               808 17th Street, N.W.
                                     Suite 300
                              Washington, D.C.  20006

                        Dated as of:  September 30, 1997

BankBoston, N.A.                                        Bank of Montreal
(f/k/a The First National Bank of Boston),        Mellon Bank, N.A.
  individually and as Agent


     Re:  Modification No. 4 to Revolving Credit Agreement

Ladies and Gentlemen:

     Reference is made to the Revolving Credit Agreement, dated as of April 16, 1996 (as amended, modified or supplemented from time to time and in effect, the "Credit Agreement"), by and among Allbritton Communications Company (the "Borrower"), the financial institutions party thereto (the "Banks") and BankBoston, N.A. (f/k/a The First National Bank of Boston), as agent for the Banks (the "Agent"). All capitalized terms used herein and not defined herein shall have the meanings specified for such terms in the Credit Agreement.

     The Borrower has requested the Agent and the Banks to amend the Credit Agreement in certain respects.

     The Agent and the undersigned Majority Banks are willing to amend the Credit Agreement on the terms and subject to the conditions set forth in this letter agreement (this "Modification").

     Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

MODIFICATION TO CREDIT AGREEMENT

     SECTION 1.1.  The Credit Agreement is hereby amended as follows:

     (a) Section 1.1 of the Credit Agreement is hereby amended as follows:

          (1) The definition of "Investments" is hereby amended by inserting the following ", membership interests," after the words
"acquisition of stock" in line 2 thereof.

          (2) The definition of "Net Securities Proceeds" is hereby amended by inserting the following words "or membership interests, as applicable," after the words "capital stock" in each of lines 2, 5, 6, and 14 thereof.

          (3) The definition of "Permitted Acquisitions" is hereby amended by inserting the words "or membership interest, as applicable" after the words "capital stock" in line 2 of subsection (c) thereof .

          (4) The definition of "Pledge Agreement" is hereby amended by adding the following words ", and/or the Pledge of Membership Interests Agreement, dated as of September 30, 1997, to be executed and delivered to the Agent by the Borrower and each of the limited liability company subsidiaries of the Borrower, as applicable." after the words "the Closing Date" in the last line thereof.

          (5) Subsection (a) of the definition of "Restricted Payments" is hereby amended by inserting the words "or units of membership interest of a limited liability company, as applicable," after the words "capital stock" in each of lines 2, 3, 4, and 7 thereof, and after the words "common stock" in line 3 thereof.

          (6) The definition of "Subsidiary" is hereby amended by inserting the words "limited liability company, as applicable" after the words "any corporation," in line 1 thereof.

          (7) The definition of "Voting Stock" is hereby amended by inserting the following ", membership interest," after the word "Stock" in line 1 thereof.

     (b) Section 4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          4. SECURITY. The Obligations shall be secured by a perfected first priority security interest in all of the outstanding capital stock or membership interests, as applicable, of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, pursuant to the terms of the Pledge Agreement and the Pledge of Membership Interests Agreement, or, with respect to the Majority-Owned Subsidiaries, all of the outstanding capital stock of such Subsidiary owned by the Borrower or any of its Subsidiaries."

     (c) Section 5.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) Formation or Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (i) is a corporation, or in the case of KTUL LLC, KATV LLC and WCIV LLC, a limited liability company, duly organized, validly existing and in good standing under the laws of its state of formation or incorporation, (ii) has all requisite power, authority and legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation or foreign limited liability company, as applicable, and is duly authorized to do business in each jurisdiction where such qualification is necessary except where (x) a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole or the Borrower's ability to perform the Obligations or (y) the Borrower or such Subsidiary has applied for qualification to do business in such jurisdiction and such application is pending".

     (d) Section 5.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          "Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority and legal right of the Borrower and its Subsidiaries, (ii) have been duly authorized by all necessary proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries which would have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole and (iv) do not conflict with any provision of the charter or the By-Laws or limited liability company agreement, as applicable, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries."

     (e) Section 5.9 of the Credit Agreement is hereby amended by inserting the following words "limited liability company agreement," after the words "charter documents, bylaws," in line 3 thereof.

     (f) Section 5.18 is hereby amended and restated in its entirety to read as follows:

          "Capital Structure. Attached hereto as Schedule 5.18 is a schedule showing with respect to the Borrower and each Subsidiary of the Borrower (i) the jurisdiction in which such entity is organized; (ii) the classes and number of authorized and outstanding shares of capital stock or units of membership interests, as applicable, of the Borrower and each of the Subsidiaries, and the record and beneficial owners of the membership interests or capital stock, as applicable, of the Borrower and each Subsidiary. All of the outstanding capital stock or membership interests, as applicable, of the Borrower and each Subsidiary of the Borrower has been duly authorized and issued and is fully-paid and non-assessable; and, except as indicated in Schedule 5.18, free and clear of any pledge, charge, lien, security interest or other encumbrance or restriction on transfer (other than liens granted to the Banks pursuant to the Pledge Agreement)."

     (g) Section 6.5 of the Credit Agreement is hereby amended by inserting the words "or limited liability company status, as applicable" after the words "corporate existence" in line 3 thereof.

     (h) Section 6.9(a)(ii) is hereby amended and restated in its entirety to read as follows:

          "(ii) the provisions of its charter documents and By-Laws or limited liability company agreement, as applicable,".

     (i) Section 6.18 of the Credit Agreement is hereby amended by inserting the words "or units of membership interest, as applicable," after the words "capital stock" in the last line thereof.

     (j) Section 7.1(k) of the Credit Agreement is hereby amended by inserting the words "or membership interests, as applicable," after the words "capital stock" in line 12 thereof.

     (k) Section 7.3(f) is hereby amended and restated in its entirety to read as follows:

          "(f) Investments by the Borrower in the common stock or membership interest, as applicable, of any Subsidiary of the Borrower, and by any Subsidiary of the Borrower in the common stock or membership interest, as applicable, of any other Subsidiary of the Borrower;".

     (l) Section 9.8 is hereby amended and restated in its entirety to read as follows: "Pledged Stock or Membership Interests. The Agent shall have received in pledge original certificates evidencing all the outstanding capital stock or membership interest, as applicable, of the Borrower and each of its Subsidiaries (or, in the case of the Majority-Owned Subsidiaries, 80% of the outstanding capital stock thereof), together with appropriate instruments of assignment for each such certificate duly endorsed in blank."

     (m) Section 11(i) of the Credit Agreement is hereby amended by inserting the words "or holders of membership interests, as applicable" after the word "stockholders" in line 7 thereof.

     (n) Section 11(o) is hereby amended and restated in its entirety to read as follows: "(o) the Borrower shall, at any time, legally or beneficially own, directly or indirectly through one or more other Subsidiaries, less than one hundred percent (100%) of the outstanding shares of capital stock or units of membership interests, as applicable, of each of its Subsidiaries (or, with respect to the Majority-Owned Subsidiaries, at least 80% of the outstanding shares of capital stock of each Majority-Owned Subsidiary);".


ARTICLE II

CONSENT

     Notwithstanding anything to the contrary in the Credit Agreement, the Banks and the Agent hereby consent to the following: (a) the formation under the laws of State of Delaware of three new limited liability companies, KATV LLC, KTUL LLC, and WCIV LLC (collectively, the "LLCs," and each an "LLC") as Subsidiaries of the Borrower; and (b) the merger of (i) KATV Television, Inc. with and into KATV LLC; (ii) KTUL Television, Inc. with and into KTUL LLC; and (iii) First Charleston Corp. with and into WCIV Television, Inc.; and (iv) WCIV Television, Inc. with and into WCIV LLC, provided that, in each case, the LLCs are the surviving entity of such merger, and provided further that, the membership interests of each such LLC are pledged to the Agent for the benefit of the Banks and Agent as collateral security for the Obligations pursuant to the Pledge of Membership Interests Agreement.


ARTICLE III

REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to the Agent and each of the Banks as of the date of this Modification as follows:

     SECTION 3.1. Binding Effect of Documents, etc. This Modification has been duly executed and delivered by the Borrower. The agreements and obligations of the Borrower contained in this Modification constitutes the legal, valid and binding obligation of the Borrower and are enforceable against the Borrower in accordance with their respective terms, except that (a) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.2. Authority, etc. The execution and delivery by the Borrower of this Modification has been duly and properly authorized by all necessary corporate or other action on the part of the Borrower and does not (a) contravene any provision of its certificate of incorporation, By-Laws or other comparable governing documents,
(b) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under or result in the creation of any lien upon any of the property of the Borrower under, any agreement or instrument to which it is a party or by which the Borrower or its property is bound, (c) violate or contravene any provision of any requirement of law or any decree, license, order or judgment of any Governmental Authority binding on the Borrower or its Subsidiaries, in any of the foregoing cases in a manner that is reasonably likely to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and its Subsidiaries, taken as a whole or the Borrower's ability to perform the Obligations, (d) result in or permit the acceleration of any Indebtedness of the Borrower, or (e) require any consents or approvals from any shareholders of the Borrower.

     SECTION. 3.3.  No Defaults.  After giving effect to this
Modification, no Defaults or Events of Default are continuing.


ARTICLE IV

EFFECTIVENESS

     This Modification shall be effective, as of the date set forth above, upon receipt by the Agent of (a) counterparts of this Agreement duly executed; delivered by each of the Majority Banks and the Borrower and (b) counterparts of the Pledge of Membership Interests Agreement duly executed and delivered by each of the Majority Banks, the Borrower, and each LLC; (c) charter documents and limited liability company agreements for each LLC; and (d) certificates, dated as of a recent date, of the Secretary of State of Delaware certifying as to the existence and good standing of each of the LLCs.


ARTICLE IV

PROVISIONS OF GENERAL APPLICATION

     Except as otherwise expressly provided by this Modification, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents remain unaltered. All of the Obligations of the Borrower to the Agent and the Banks under the Credit Agreement and the other Loan Documents are, by the execution and delivery by the Borrower of this Modification, ratified and confirmed by the Borrower in all respects. This Modification and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of The Commonwealth of Massachusetts. This Modification shall be a Loan Document. This Modification shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors in title and assigns. This Modification may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Modification, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.


     If you are in agreement with the foregoing, please sign the enclosed counterparts of this Modification and return such counterparts to the undersigned, whereupon this Modification shall become a binding agreement between the undersigned, the Agent and the Banks on and as of the date first above written.


                              Very truly yours,

                              ALLBRITTON COMMUNICATIONS
                                COMPANY



                              By: /S/ Henry D. Morneault
                              --------------------------
                              Title: Vice President


     The foregoing Modification is hereby accepted by the undersigned Agent and Majority Banks on and as of the date first above written.

BANKBOSTON, N.A.
(f/k/a The First National Bank of Boston), individually and as Agent

By: /S/ David B. Herter
----------------------------------
Title: Managing Director


MELLON BANK, N.A.

By: /S/ John T. Kranefus
----------------------------------
Title: Assistant Vice President


BANK OF MONTREAL

By: /S/ W.T. Calder
----------------------------------
Title: Director